Exhibit 16.1 Existing Auditor Correspondence to the SEC

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BDO Seidman, LLP Accountants and Consultants	1100 Peachtree Street, Suite 700 Atlanta, Georgia 30309-4516 Telephone: (404) 688-6841 Fax: (404) 688-1075

March 7, 2007

Securities and Exchange Commission
100 F Street, N.E
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 7, 2007, to be filed by our former client, The Savannah Bancorp, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm

/s/ BDO Seidman, LLP
Atlanta, Georgia

cc: Mr. J. Curtis Lewis, III
  Mr. Robert B. Briscoe